As filed with the U.S. Securities and Exchange Commission on July 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEVRON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-0890210
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

CHEVRON CORPORATION

1400 Smith Street,

Houston, Texas 77002-7327

(832) 854-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary A. Francis

Corporate Secretary and Chief Governance Officer

Chevron Corporation

5001 Executive Parkway, Suite 200, San Ramon, CA 94583

(925) 842-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Scott A. Barshay

John C. Kennedy

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-3 (this “Registration Statement”) registers 61,535 shares of common stock, par value $0.75 per share (the “Chevron common stock”) of Chevron Corporation (“we”, “Chevron” or the “Company”) to be offered in connection with certain equity awards assumed by us pursuant to the Agreement and Plan of Merger, dated as of October 22, 2023 (the “Merger Agreement”) by and among the Company, Yankee Merger Sub Inc., a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Hess Corporation (“Hess”). Effective as of July 18, 2025, Merger Sub merged with and into Hess (the “Merger”), with Hess continuing as the surviving corporation and a direct, wholly owned subsidiary of the Company. In connection with the Merger, each issued and outstanding share of Hess common stock, par value $1.00 per share, was converted automatically into 1.025 shares of Chevron common stock (the “Exchange Ratio”).

Pursuant to the terms of the Merger Agreement, outstanding options and restricted stock awards, in each case with respect to Hess common stock, were converted into corresponding options and restricted stock awards, respectively, with respect to Chevron common stock. In each case, the number of shares underlying the respective awards was adjusted based on the Exchange Ratio.

This Registration Statement registers Chevron common stock to be offered pursuant to the Assumed Equity Plans (as defined in the accompanying prospectus) to former employees, former directors and other former service providers (“Former Employees”) of Hess and its subsidiaries who continue to hold awards under the Assumed Equity Plans following completion of the Merger. This Registration Statement uses Form S-3 rather than Form S-8 in accordance with a Compliance and Disclosure Interpretation of the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) on Securities Act Forms, providing that former employees of an issuer may use Form S-8 to exercise certain equity awards only if the options were granted to such employees while they were employed by the issuer. Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (File No. 333-277356) has been filed to register Chevron common stock to be offered and sold pursuant to certain employee benefits plans assumed by Chevron in the Merger, including the Assumed Equity Plans, to current employees of Hess and its subsidiaries who continue to hold equity awards under such plans.

This Registration Statement contains the form of prospectus to be used in connection with these offers and sales. The form of prospectus is to be used by us in connection with the offer and sale by us of Chevron common stock upon exercise or settlement of equity awards under the Assumed Equity Plans.

ii

PROSPECTUS

61,535 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF AWARDS

under the

HESS CORPORATION 2017 LONG-TERM INCENTIVE PLAN

HESS CORPORATION AMENDED AND RESTATED 2008 LONG-TERM INCENTIVE PLAN

This prospectus relates to the 61,535 shares of Chevron common stock issuable upon the vesting and/or exercise of certain options, restricted stock awards and performance stock unit awards (collectively, the “Hess Equity Awards”) granted under the Hess Corporation 2017 Long-Term Incentive Plan and the Hess Corporation Amended and Restated 2008 Long-Term Incentive Plan that are currently outstanding and held by eligible former employees, former directors and other former service providers (collectively, the “Former Employees”) of Hess Corporation. In connection with the Merger, the Company assumed the obligations under the Hess Corporation 2017 Long-Term Incentive Plan and the Hess Corporation Amended and Restated 2008 Long-Term Incentive Plan (the “Assumed Equity Plans”). Eligible Former Employees of Hess refer to individuals who were former employees, other former service providers and former directors as of the effective time of the Merger on July 18, 2025, the effective date of the Merger.

We will receive the proceeds from the sales of shares of Chevron common stock pursuant to the exercise of any stock options held by Former Employees under the Assumed Equity Plans; however, we will not receive any proceeds if the options are exercised on a cashless basis. We will not receive any proceeds from the issuance of shares of Chevron common stock in connection with the vesting or settlement of shares of restricted stock held by Former Employees under the Assumed Equity Plans.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST.

The Chevron common stock is listed on the New York Stock Exchange under the symbol “CVX.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our securities involves risk. See “Risk Factors” on page 5 of this prospectus. In addition, please review any additional risk factors in any prospectus supplement or documents we incorporate by reference.

The date of this prospectus is July 18, 2025.

iii

Table of Contents

ABOUT THIS PROSPECTUS	ii
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995	1
BACKGROUND OF THIS OFFERING	2
DESCRIPTION OF THE COMPANY	4
RISK FACTORS	5
USE OF PROCEEDS	6
DESCRIPTION OF CHEVRON CAPITAL STOCK	7
PLAN OF DISTRIBUTION	9
LEGAL MATTERS	10
EXPERTS	11
WHERE YOU CAN FIND MORE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE	12
APPENDIX A—PLAN PROSPECTUSES	12

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of the securities described in this prospectus in one or more offerings.

On October 22, 2023, the Company entered into the Merger Agreement pursuant to which Merger Sub merged with and into Hess, with Hess continuing as the surviving corporation in the Merger and a direct, wholly owned subsidiary of the Company. On July 18, 2025, the Merger was completed. This prospectus provides you with a general description of the Chevron common stock issuable with respect to the Hess Equity Awards which were previously granted to Former Employees of Hess pursuant to the Hess Equity Plans (as defined below) and were assumed by the Company under the Assumed Equity Plans, pursuant to the terms and conditions set forth in the Merger Agreement.

Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. You should read this prospectus together with the additional information described herein under the heading “Where You Can Find More Information; Documents Incorporated by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any documents we incorporate by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus (including the documents incorporated by reference) contains certain forward-looking statements relating to Chevron’s operations, assets, and strategy that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “design,” “enable,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “trajectory,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “future,” “aspires” and similar expressions, and variations or negatives of these words, are intended to identify such forward-looking statements, but not all forward-looking statements include such words. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine, the conflict in the Middle East and the global response to these hostilities; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings and efficiencies associated with enterprise structural cost reduction initiatives; actions of competitors or regulators; timing of exploration expenses; changes in projected future cash flows; timing of crude oil liftings; uncertainties about the estimated quantities of crude oil, natural gas liquids and natural gas reserves; the competitiveness of alternate-energy sources or product substitutes; pace and scale of the development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures related to greenhouse gas emissions and climate change; the potential liability resulting from pending or future litigation; the company’s ability to successfully integrate the operations of the company and Hess Corporation and achieve the anticipated benefits and projected synergies from the transaction; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; changes to the company’s capital allocation strategies; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 27 of the Company’s 2024 Annual Report on Form 10-K and pages 42 through 43 of the Company’s Q1 2025 Quarterly Report on Form 10-Q and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.

1

BACKGROUND OF THIS OFFERING

On July 18, 2025 (the “Effective Time”), as a result of the Merger, Hess became a direct, wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, at the Effective Time, each outstanding option with respect to shares of Hess common stock (as defined below) (each, a “Hess Option”) granted under the Hess Equity Plans (as defined below), whether or not vested, was converted into an option with respect to shares of Chevron common stock (each, a “Chevron Option”), on the same terms and conditions as were applicable under such Hess Option immediately prior to the Effective Time, including any provisions for acceleration, with respect to the number (rounded down to the nearest whole number) of shares of Chevron common stock underlying such new Chevron Option determined by multiplying (x) the number of shares of Hess common stock subject to such Hess Option immediately prior to the Effective Time by (y) 1.025. The exercise price applicable to any such Chevron option at and after the Effective Time will be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price applicable to such Hess option immediately prior to the Effective Time divided by (B) 1.025.

2

For purposes of this prospectus:

“Hess common stock” means shares of Hess’ common stock, par value $1.00 per share.

“Hess Equity Plans” means the Hess Corporation 2017 Long-Term Incentive Plan and the Hess Corporation Amended and Restated 2008 Long-Term Incentive Plan.

“Merger Agreement Date” means October 22, 2023.

3

DESCRIPTION OF THE COMPANY

Chevron Corporation manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. Upstream operations consist primarily of exploring for, developing and producing crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil and refined products; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron is incorporated in Delaware. Chevron’s principal executive offices are located at 1400 Smith Street, Houston, Texas 77002-7327 and its telephone number is (832) 854-1000. Chevron’s website address is www.chevron.com. Information contained on Chevron’s website does not constitute part of this prospectus. Chevron’s common stock is publicly traded on the NYSE, under the ticker symbol “CVX.” Additional information about Chevron is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information; Documents Incorporated by Reference” beginning on page 12.

4

RISK FACTORS

An investment in the Chevron common stock involves risks. You should carefully consider the information contained or incorporated by reference in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein, including, in particular, the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. See “Where You Can Find More Information; Documents Incorporated by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

5

USE OF PROCEEDS

We will receive the proceeds from the sales of shares of Chevron common stock pursuant to the exercise of any Hess Options held by Former Employees under the Assumed Equity Plans; however, we will not receive any proceeds if such Hess Options are exercised on a cashless basis. The proceeds from the sales of shares of Common Stock pursuant to the exercise of any Hess Options held by Former Employees under the Assumed Equity Plans, if any, would be used for general corporate purposes. The Company has no basis for estimating the number of shares of Common Stock that will ultimately be sold pursuant to the exercise of such Hess Options. The Company will receive no proceeds from the vesting and settlement of Hess RS Awards or Hess PSU Awards in respect of Former Employees.

6

DESCRIPTION OF CHEVRON CAPITAL STOCK

The following describes the material terms of the capital stock of Chevron. This description is qualified in its entirety by reference to the certificate of incorporation and by-laws of Chevron which are incorporated by reference into this prospectus. For more information about the documents incorporated by reference into this prospectus, see “Where You Can Find More Information; Documents Incorporated by Reference” on page 12.

The authorized capital stock of Chevron currently consists of six billion shares of common stock, par value $0.75 per share, and one hundred million shares of preferred stock, par value $1.00 per share. As of March 31, 2025, there were 1,746,393,905 shares of Chevron common stock outstanding.

Chevron Common Stock

The holders of Chevron common stock are entitled to receive such dividends or distributions as are lawfully declared on Chevron common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of Chevron common stock on all matters which are properly submitted to a vote of Chevron stockholders. As a Delaware corporation, Chevron is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of Chevron, holders of Chevron common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of Chevron’s indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of Chevron preferred stock. The holders of Chevron common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of Chevron common stock are, and the shares of Chevron common stock to be issued pursuant to this prospectus will be, validly issued, fully paid and non-assessable. On March 31, 2025, there was approximately one holder of record of Chevron common stock.

Special meetings of stockholders may be called by stockholders owning 15% of the shares of Chevron common stock then outstanding and entitled to vote at the meeting. Any action which may be taken by Chevron’s stockholders at an annual or special meeting and which requires the approval of at least a majority of the voting power of the Chevron securities present at such meeting and entitled to vote on such action, or the shares of Chevron common stock present at such meeting, may not be effected except at such an annual or special meeting by the vote required for the taking of such action. Under this provision, stockholders are prohibited from taking certain actions by unanimous written consent in lieu of a meeting, including amending the by-laws and removing directors, unless the board of directors of Chevron (the “Board of Directors”) waives this requirement.

Certain Anti-Takeover Effects

Certain provisions of Chevron’s certificate of incorporation and by-laws may be deemed to have an anti-takeover effect.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Chevron’s by-laws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude Chevron’s stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

Proxy Access for Director Nominations. Chevron’s by-laws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of Chevron common stock for at least three years to submit director nominees (up to the greater of two nominees or 20 percent of the Board of Directors) for inclusion in Chevron’s proxy statement; provided that the nominating stockholder(s) have satisfied the requirements specified in Chevron’s by-laws.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under Chevron’s certificate of incorporation, including shares of Chevron’s Series A Participating Preferred Stock, could be issued at such times, under such circumstances, and with such terms and conditions as to impede a change in control.

Change in Control Benefit Protection. Chevron’s by-laws provide that Chevron and one or more of its subsidiaries may maintain benefit plans that provide for payments or other benefits or protections conditioned party or solely upon the occurrence of a change in control, that Chevron shall cause any surviving corporation to assume any such obligations of such benefit plans and make effective provision therefore, and that such benefit plans shall not be amended except in accordance with their terms.

Prohibition on Actions by Unanimous Written Consent. As described above, Chevron’s certificate of incorporation provides that certain stockholder actions may not be effected except at an annual or special meeting by the vote required for the taking of such action.

7

Chevron Preferred Stock

Chevron’s certificate of incorporation expressly authorizes Chevron’s board of directors to issue preferred stock in one or more series, to establish the number of shares in any series and to set the designation and preferences of any series and the powers, rights, qualifications, limitations or restrictions on each series of preferred stock.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for Chevron common stock.

Listing

Chevron common stock is traded on the NYSE under the trading symbol “CVX.”

8

PLAN OF DISTRIBUTION

We are registering 61,535 shares of Chevron common stock with respect to the Hess Equity Awards which were previously granted to the Former Employees of Hess pursuant to the Hess Equity Plans and were assumed by Chevron under the Assumed Equity Plans, pursuant to the terms and conditions set forth in the Merger Agreement. The shares of Chevron common stock offered by this prospectus are listed on the New York Stock Exchange. We will pay all of the costs of this offering, other than any exercise price of any Hess Equity Awards. No commissions, discounts, concessions or other compensation will be paid to any underwriter or broker-dealer in connection with such issuance. For a description of the Assumed Equity Plans, see “Appendix A—Plan Prospectuses.”

The decision to exercise the options to purchase shares of Chevron common stock or to otherwise receive shares of Chevron common stock on the vesting of any Hess Equity Award must be made pursuant to each investor’s evaluation of his or her best interests. Our board of directors does not make any recommendation to prospective investors.

9

LEGAL MATTERS

The validity of the shares of Chevron common stock offered pursuant to this prospectus has been passed upon for Chevron by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Chevron’s filings are available to the public over the Internet at its web site (www.chevron.com) or at the Commission’s website (www.sec.gov). Except for the documents specifically incorporated by reference into this prospectus, information contained on Chevron’s website or that of the Commission or that can be accessed through such websites does not constitute a part of this prospectus. Chevron has included its and the Commission’s website address only as an inactive textual reference and does not intend it to be an active link to such websites. Chevron is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed:

•	Chevron’s Annual Report on Form 10-K for the year ended December 31, 2024;
•	the information contained in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 9, 2025 and incorporated into Part III of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2024;
•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;
•	the Company’s Current Reports on Form 8-K filed on January 31, 2025, February 26, 2025, March 17, 2025 and May 30, 2025 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and
•	The description of the Chevron common stock contained in Exhibit 4.5 to the Annual Report on Form 10-K filed with the Commission on February 21, 2025 (which updates and supersedes the description in Chevron’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the Commission for the purpose of updating this description.

Furthermore, all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this prospectus and prior to the termination of this offering (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) shall be deemed to be incorporated by reference into this prospectus.

We encourage you to read our periodic and current reports, as we think these reports provide additional information about our company which prudent investors find important. We make available free of charge most of our SEC filings through our Internet website (www.chevron.com) as soon as reasonably practical after they are filed with the SEC. The information contained on our website is not a part of this prospectus. You may access these SEC filings on our website. Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any or all of the documents described above that have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost, by writing to or telephoning us at:

Chevron Corporation

1400 Smith Street,

Houston, Texas 77002-7327

Attention: Corporation Treasury (Corporate Finance Division)

Telephone: (832) 854-1000

12

APPENDIX A—PLAN PROSPECTUSES

Prospectus

This document constitutes part of a prospectus covering securities that have been registered under the United States Securities Act of 1933, as amended.

(A prospectus is a legal document that describes the terms of a stock offering. You are encouraged to retain this prospectus for future reference.)

The date of this prospectus is August 27, 2021

Hess Corporation

2017 Long-Term Incentive Plan

This prospectus covers 12,000,000 shares of the common stock, $1.00 par value per share (“Common Stock”), of Hess Corporation (the “Corporation”) approved at the annual meeting of stockholders on June 2, 2021, which may be issued from time to time to eligible persons who have received stock options or other awards granted under the terms of the Hess Corporation 2017 Long-Term Incentive Plan, as amended (the “Plan”). In addition, pursuant to the rules for calculating shares granted under the Plan, this prospectus will also cover (a) up to 13,500,000 shares reserved on the effective date of the Plan, plus (b) up to 6,429,132 shares of Common Stock that have previously been approved by the Corporation’s stockholders for issuance under the Hess Corporation 2008 Long-Term Incentive Plan (the “Prior Plan”) but have not been awarded under the Prior Plan as of March 9, 2017, plus (c) up to 6,602,006 shares of Common Stock that are subject to outstanding stock options or other awards under the Prior Plan that are forfeited or are otherwise settled or terminate without a distribution of shares of Common Stock on or after March 9, 2017, subject to certain adjustments. These shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to registration statements on Form S-8 (No. 333-204929, 333-181704, 333-167076, 333-150992, 333-219113 and 333-257070).

This prospectus and all references to “you” and “your” apply only to our directors, employees and consultants who are eligible to participate in the Plan and who receive awards under the Plan. This prospectus is being provided to all participants in the Plan.

This prospectus summarizes the material provisions of the Plan. Because this prospectus is a summary, it does not contain all of the information that may be important to you. A copy of the Plan is being distributed with this prospectus. You should read the Plan and your award agreement for a full statement of all of the terms and conditions governing your award under the Plan. If the information in this prospectus differs from the provisions of the Plan, you should rely on the provisions of the Plan.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the securities that may be offered by this prospectus or have determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Summary

This summary highlights some information from this prospectus.

Plan name:	Hess Corporation 2017 Long-Term Incentive Plan.

Who is eligible?	Generally, the Compensation and Management Development Committee (sometimes referred to in this prospectus as the committee) of our Board of Directors may choose employees, non-employee directors and consultants of ours and our subsidiaries to receive awards under the Plan. However, only employees of ours or our eligible subsidiaries may receive “incentive stock options.”

How is the Plan administered?	The Compensation and Management Development Committee, which is composed of three or more non-employee members of our Board of Directors, each of whom is selected by the Board of Directors, administers the Plan. The committee may delegate authority to perform its administrative functions under the Plan to officers or managers of the Corporation or our subsidiaries, subject to the limitations of applicable law and any terms set by the committee or the Plan.

What types of awards can be made under the Plan?

Options. An option gives you, the option holder, the opportunity to purchase a certain number of shares of our Common Stock from us at a purchase price per share (which we refer to as the exercise price) that is fixed on the grant date of the option, for a specified period of time in the future, no matter what the market price of the Common Stock is when you exercise your option. Options granted under the Plan are either “incentive stock options,” which may qualify for special tax treatment for U.S. taxpayers, or options other than incentive stock options (referred to as non-qualified stock options). The purchase price of the shares covered by your option must be at least equal to the fair market value of the Common Stock on the grant date of the option.

SARs. A stock appreciation right (“SAR”) gives you an opportunity to receive the excess of the Common Stock’s value at the time you exercise your SAR over the value of the Common Stock at the time you received the SAR. When you exercise a SAR, you may receive shares of Common Stock, a cash payment based on the value of Common Stock or a combination of shares and cash.

Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock awarded to you, which you cannot transfer and may have to forfeit if you do not satisfy specified vesting requirements. Restricted stock units are similar to restricted stock, except that no shares are actually issued to you when the award is granted. When a restricted stock unit award vests, you may receive shares of Common Stock, a cash payment based on the value of Common Stock or a combination of shares and cash.

Performance Awards. A performance award gives you an opportunity to receive cash, shares of Common Stock, other awards or other property upon the achievement of performance goals that are specified by the committee.

Dividend Equivalents. The committee may provide for the payment of dividend equivalents with respect to a specified number of shares of Common Stock that have not actually been issued.

How are awards made under the Plan?	The committee makes all decisions about awards in accordance with the Plan, such as the eligible employees, directors or consultants to whom awards are made under the Plan and the size and types of awards.

Do I have to pay for my award?	You will generally not be required to make any cash payment to receive an award under the Plan. However, you are responsible for making arrangements to satisfy taxes that apply to your award. If you choose to exercise an option received under the Plan you will then be required to pay the exercise price for the shares of Common Stock that you purchase.

When can I exercise my option or SAR or otherwise receive the value of my award?

Options and SARs. You can exercise your option or SAR, after it has vested, within specified time periods, which may depend on your continued service with us or our subsidiaries, as described in your award agreement. You are not permitted to exercise your option or SAR after ten years from the grant date of the option or SAR or any shorter period as may be specified in your award agreement.

Restricted Stock and Restricted Stock Units. Generally, in order for your restricted stock to vest and become transferable or your restricted stock units to be settled in cash or shares, you must continue in the service of us or our subsidiaries for a specified period of time or achieve applicable performance goals.

Performance Awards. Whether a performance award actually will result in a payment to you will depend on the extent to which performance goals established by the committee are satisfied.

Dividend Equivalents. The committee determines the circumstances under which dividend equivalents will be paid.

How do I exercise my option?	Once your option is exercisable, you may exercise your option and purchase shares of Common Stock from us by giving written or electronic notice of exercise and paying an amount equal to the number of shares of Common Stock that you want to buy multiplied by the exercise price per share stated in your award agreement. You will also be required to make arrangements to satisfy any withholding taxes that arise when you exercise your option. You may pay the exercise price by any method permitted by the committee, such as cash, previously-owned shares, withholding of shares or a cashless exercise arrangement.

Can I transfer my award?

Generally, you are not permitted to transfer options, SARs, unvested restricted stock and other awards that you receive under the Plan. However, except for incentive stock options, your awards generally may be transferred (a) for no consideration, with committee approval, to an immediate family member or related trust or similar entity or another transferee, or (b) in accordance with a qualified domestic relations order.

In the event of your death, your award may be transferred by will or the laws of descent and distribution, or to your designated beneficiary.

What are the tax consequences of my award?

You should carefully consider, with the help of your personal tax advisor, the tax consequences of receiving and exercising, as applicable, options and other awards under the Plan before taking or not taking any action regarding those options or awards.

This prospectus contains a brief summary of certain United States Federal tax consequences of participating in the Plan. However, in any case, and if you work outside the U.S., you are encouraged not to rely on any such tax summary and to seek tax advice from your own personal tax advisor.

Description of the

Hess Corporation

2017 Long-Term Incentive Plan

Purposes of the Plan and Securities Available under the Plan

1.	What are the purposes of the Plan?

The purpose of the Plan is to promote the identity of interests between our stockholders and non- employee directors, officers, other employees and consultants by encouraging and creating significant levels of ownership of Common Stock by those non-employee directors, officers, other employees and consultants. We anticipate that the Plan will provide meaningful long-term incentive opportunities for non-employee directors, officers, other employees and consultants who are responsible for our success and who are in a position to make significant contributions toward our objectives.

2.	When did the Plan become effective?

Our Board of Directors adopted the Plan on March 1, 2017. The Plan became effective on June 7, 2017, the date our stockholders approved the Plan. The Plan was amended on June 2, 2021 by our stockholders to increase the shares of our Common Stock available for issuance under the Plan.

3.	What securities are offered under the Plan?

The Plan provides for grants of options to purchase shares of our Common Stock and awards which consist of, or are otherwise based on, our Common Stock.

4.	How many shares of Common Stock are reserved for issuance under the Plan?

A maximum of 12,000,000 shares of our Common Stock is available for delivery under the Plan, plus up to 13,500,000 reserved on the effective date of the Plan, plus up to 6,429,132 shares of the Corporation’s Common Stock that have been approved by the Corporation’s stockholders for issuance but have not been awarded under the Prior Plan as of March 9, 2017, plus up to 6,602,006 shares of Common Stock subject to outstanding options or other awards under the Prior Plan that are forfeited or are otherwise settled or terminate without a distribution of shares on or after March 9, 2017, subject to adjustment for certain changes in our capital structure as described in the answer to Question 30. The shares of Common Stock that may be issued under the Plan will be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that we have reacquired and hold as treasury stock.

In determining the number of shares of our Common Stock available for delivery under the Plan:

●	each share delivered upon exercise of an option will reduce the shares available under the Plan by one share;

●	each share covered by the exercised portion of a stock appreciation right will reduce the shares available under the Plan by one share (unless the SAR is settled in cash, as described below);
●	each share delivered under a restricted stock award (which does not have a purchase price or has a purchase price that is less than the fair market value of our Common Stock on the award date), a restricted stock unit, a performance award, or a dividend equivalent will reduce the shares available under the Plan by two shares;
●	each share delivered under a restricted stock award (which has a purchase price at least equal to the fair market value of our Common Stock on the award date) will reduce the shares available under the Plan by one share;
●	any shares covered by an award which are not delivered because the award is paid in cash will not reduce the shares available under the Plan;
●	any shares subject to an award or portion of an award that is forfeited, terminated, cancelled or otherwise expires will be available for future awards under the Plan; however, shares used to pay the exercise price of an option or required tax withholding for an award under the Plan will not be available for future awards under the Plan;
●	the payment of cash dividends or dividend equivalents in cash in connection with awards under the Plan will not reduce the shares available for delivery under the Plan;
●	any shares withheld to cover the base price or to pay withholding taxes under a stock- settled SAR will not be available for future awards under the Plan;
●	shares repurchased by us using proceeds from the exercise of an option shall not again be available for issuance pursuant to future awards under the Plan;
●	if we acquire or combine with another company, any awards, other than incentive stock options, that we may grant under the Plan in substitution or exchange for stock options or other awards of that other company will not reduce the shares available for issuance under the Plan; and
●	shares available for incentive stock options granted under the Plan will be limited to 13,500,000 shares, adjusted as stated above, but not increased by shares subject to forfeited, terminated or cash-settled awards under the Prior Plan.

No additional grants or awards will be made under the Prior Plan. However, any outstanding awards that you have already received under the Prior Plan will remain outstanding, subject to their terms and conditions.

Administration of the Plan

5.	How is the Plan administered?

The compensation and management development committee administers the Plan in accordance with its terms. The committee is comprised of at least three non-employee members of our Board of Directors, each of whom is selected by the Board of Directors and satisfies certain independence criteria. Currently, the members of the committee are Marc S. Lipschultz, Chairman, Terrence J. Checki, Joaquin Duato, David McManus and James H. Quigley, each of whom is a director, but not an employee, of the corporation. Members of the committee do not serve for any fixed term and may be replaced or removed by the Board of Directors at any time.

6.	What are the authorities and powers of the committee under the Plan?

The committee has full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

●	determine recipients, types, amounts, and terms and conditions (such as the exercise prices of options and vesting conditions), and waivers or accelerations of those conditions, of awards under the Plan, and all other matters to be determined in connection with awards;
●	determine whether, to what extent, and under what circumstances an award may be settled, on a current or deferred basis, or the exercise price of an award may be paid, in cash, shares, other awards, or other property, or an award may be cancelled, forfeited, or surrendered;
●	prescribe forms of award agreements, which need not be identical for each participant;
●	adopt, amend, suspend, waive, and rescind those rules and regulations, and appoint agents, that the committee deems necessary or advisable to administer the Plan;
●	delegate its administrative functions under the Plan to officers or managers of the corporation;
●	interpret the Plan and award agreements under the Plan (the committee’s interpretations are accorded the maximum deference permitted by law);
●	correct any defect or supply any omission or reconcile any inconsistency in the Plan and construe and interpret the Plan and any award, rules and regulations, award agreement, or other instrument under the Plan; and
●	take all other actions and make all other decisions and determinations as may be required under the terms of the Plan or as the committee may deem necessary or advisable for the administration of the Plan.

The committee has sole discretion in exercising its authorities under the Plan, unless any authority is specifically reserved to the Board of Directors under the Plan or applicable law.

The committee’s actions concerning the Plan are final, conclusive and binding.

Eligibility

7.	Who is eligible to receive awards under the Plan?

Officers, other employees, and consultants of us and our subsidiaries, as well as our non- employee directors, are eligible to be selected by the committee to receive options and/or other awards under the Plan. You must, however, be an employee of us or one of our subsidiaries to receive “incentive stock options” under the Plan.

Terms of Awards

8.	What kinds of awards can be made under the Plan?

The committee may grant the following types of awards under the Plan:

(a)	Non-qualified stock options. A stock option gives you, the holder of an option, the opportunity to buy a certain number of shares of Common Stock from us (exercise the option) at a fixed price per share (the exercise price) during a specific time period, no matter what the market price of the Common Stock is when you exercise the option. The intrinsic value of a stock option is the appreciation, or increase, if any, in the value of the Common Stock over the exercise price. You have the opportunity to benefit from this increased value when you exercise your option. A non-qualified stock option refers to a stock option granted under the Plan that is not intended to qualify for the special income tax treatment accorded incentive stock options.
(b)	Incentive stock options. A stock option granted under the Plan that is designated as an incentive stock option is intended to qualify for the special U.S. Federal income tax treatment described under “Certain Significant United States Federal Tax Consequences of the Plan” below. You must be an employee of us or our subsidiaries (as defined in the Plan) on the grant date of your option in order to receive an incentive stock option under the Plan.
(c)	Stock appreciation rights. A stock appreciation right, which we sometimes refer to as a SAR, granted under the Plan is an agreement that entitles you to receive an amount equal to (1) the number of shares of Common Stock for which you elect to exercise your SAR, multiplied by (2) the excess of the fair market value of a share of Common Stock on the date of such exercise over the base price of the SAR. You have the opportunity to benefit from this increased value when you exercise your SAR. We will make payment upon exercise of your SAR in cash, shares of Common Stock or a combination of such cash and shares.
(d)	Restricted stock and restricted stock unit awards. Restricted stock is an award of shares of Common Stock which is subject to certain restrictions specified in the Plan and your award agreement. Restricted stock units are denominated in units of shares of Common Stock, except that no shares are actually issued to you on the grant date. When a restricted stock unit award vests, you will be entitled to receive shares of Common

Stock, a cash payment based on the value of shares of Common Stock or a combination of shares and cash, as set forth in your award agreement. Vesting of your restricted stock and restricted stock units may be based on continued employment or service and/or achievement of performance goals established by the committee.

(e)	Performance awards. A performance award may be denominated in shares of Common Stock, share equivalents, units or cash. A performance award gives you an opportunity to receive cash, shares of Common Stock, other awards or other property upon the achievement of performance goals that are specified by the committee
(f)	Dividend equivalents. Dividend equivalents allow you to receive amounts that are equal to regular dividends that would otherwise be paid on a specified number of shares of Common Stock that have not actually been issued. During the period in which the shares underlying an award are unvested, subject to forfeiture or subject to performance vesting conditions, such dividend equivalents shall be accumulated and retained by the corporation and paid to the participant (with or without interest, as determined by the committee), at the time the restrictions on the underlying shares lapse. Dividend equivalents may be paid in cash, shares of Common Stock, other awards or other property. Dividend equivalents will not be granted with respect to shares underlying an option or SAR granted under the Plan.

Please read your award agreement to learn the type of award you have received and the specific terms and conditions of your award.

9.	Are my awards subject to additional terms and conditions not stated in the Plan?

The legal terms and conditions of your award are contained in the Plan and your award agreement. The committee determines the form and, subject to the terms of the Plan, the content of award agreements under the Plan.

The Plan contains general terms governing your award and operation of the Plan. Your award agreement contains terms and conditions specific to your individual award, such as the exercise price of your option, the number of shares covered by your award, service conditions and/or performance goals applicable to your award, and the circumstances under which your award could be forfeited or will terminate or expire.

The terms of awards that you receive under the Plan may differ from grant to grant and from the terms of other participants’ awards under the Plan.

Trading restrictions imposed by our policy for the prevention of insider trading apply to awards that you receive under the Plan and/or shares of Common Stock underlying those awards. In addition, the policy also applies to exercises of awards that require sales of stock into the public markets.

10.	May I receive more than one type of award?

The committee may grant awards under the Plan either alone or in addition to any other award, granted at the same or any other time, under the Plan.

11.	Are there limits on the number of awards that I can receive under the Plan?

The Plan imposes the following limitations on the amount of awards that individual participants can receive under the Plan:

●	You may not receive performance awards, performance-based restricted stock and performance-based restricted stock units as to more than 750,000 shares of Common Stock in a single calendar year.
●	You may not receive performance awards denominated in cash in an amount that exceeds

$25,000,000 in a single calendar year.

●	You may not receive options or stock appreciation rights covering more than 750,000 shares of Common Stock in a single calendar year.
●	If you hold options otherwise qualifying as incentive stock options which initially become exercisable in any calendar year for shares of Common Stock that exceed

$100,000 in fair market value when those options were granted, your exercise of those options will be treated as the exercise of a non-qualified stock option to the extent of that excess. This requirement is mandated by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The answer to Question 34 below describes certain Federal income tax consequences of non-qualified stock options and incentive stock options granted under the Plan.

●	If you are a non-employee director you may not receive awards that exceeds $800,000 dollars in value in any single calendar year, based on the combined grant-date fair value that is granted in such year.

In addition, no more than a total of 750,000 shares of Common Stock may be made subject to awards of special restricted stock and special restricted stock units granted under the Plan, as described in the answer to Question 21.

12.	May I hold more than one option or other award under the Plan at the same time?

Yes, you may hold at the same time more than one option or other award granted under the Plan.

13.	What happens to my awards under the Prior Plan?

No additional grants or awards will be made under the Prior Plan. However, any outstanding awards that you have already received under the Prior Plan will remain outstanding, subject to their terms and conditions. The terms and conditions of those awards are governed by the Prior Plan and the award agreement under which the award was made.

14.	Do I have to pay for my award?

You will generally not be required to make any payment to receive an award under the Plan. However, if you choose to exercise your option, you will then be required to pay the exercise price of the shares of Common Stock that you elect to purchase upon such exercise, and, in order to exercise or receive any award under the Plan, you will be responsible for satisfying, or making arrangements to satisfy, any withholding tax obligations arising as a result of the award.

15.	What does it mean when my option or SAR becomes exercisable?

When your option becomes exercisable, you can purchase shares of Common Stock from us at the exercise price established on the grant date of your option and stated in your option award agreement, regardless of the market price of the Common Stock when you exercise your option.

When your SAR becomes exercisable, you can elect to receive payment in the amount of the increase in value of the number of shares of Common Stock covered by your SAR stated in your exercise notice over the grant price of your SAR. We will make payment upon exercise of your SAR in cash, shares of Common Stock or a combination of such cash and shares. You are not required to make any payment to us to exercise your SAR.

16.	When can I exercise my option or SAR?

The committee determines, at the time you receive an option or SAR under the Plan, the time or times at which you may exercise your option or SAR. These dates are sometimes referred to as “vesting dates.” Generally, for your option or SAR to be exercisable, you must have been an employee, director or consultant of us continuously throughout the period beginning on the grant date and ending on the vesting date of that award. Your right to exercise options or SARs may be subject to continued service with us or our subsidiaries for specified periods of time and/or meeting specified performance goals or other conditions. Your award agreement contains specific terms governing the exercise of your option or SAR, including a vesting schedule showing the vesting dates of your option or SAR.

17.	How long do I have to exercise my option or SAR?

Once your option or SAR becomes exercisable, or “vested,” you will be able to exercise that award at any time until the expiration date of your award, generally subject to your continued employment or service with us or our subsidiary. An option or SAR cannot be exercised later than the tenth anniversary of the grant date. However, if you own stock with more than 10% of the combined voting power of the stock of us or any parent or subsidiary of us at the time you receive an incentive stock option under the Plan, the Internal Revenue Code limits the term of any incentive stock option that you receive under the Plan to five years. Your award agreement states the expiration date of your option or SAR. Your option or SAR may terminate before its stated expiration date as described in the answer to Question 25.

18.	What is the exercise or base price for my option or SAR?

The exercise price is the price per share that you will pay if you decide to exercise your option. If you choose to exercise your SAR, we will subtract the base price of your SAR from the fair market value of a share of Common Stock on the exercise date to determine the amount payable to you for each share exercised.

The committee sets the exercise price of your option or the base price of your SAR at the time you receive your option or SAR. The exercise price or base price is stated in your award agreement. The exercise price of an option and the base price of a SAR is equal to, or greater than, the fair market value of the Common Stock on the date of grant of the option or SAR, unless you receive your option or SAR in substitution or exchange for stock options or other awards from another corporation in connection with a corporate transaction.

If you own 10% or more of the combined voting power of the stock of us or any parent or subsidiary of us at the time you receive an incentive stock option under the Plan, then the Internal Revenue Code requires that the exercise price of your incentive stock option be at least 110% of the fair market value of the Common Stock on the date of grant of that incentive stock option.

The fair market value of the Common Stock, for purposes of the Plan, is generally determined by such methods or procedures as shall be established by the committee. Unless the committee determines otherwise, the fair market value of a share of Common Stock as of any date is generally the closing sales price on that date of a share of Common Stock as reported in the New York Stock Exchange Composite Transaction Report.

19.	What must I do to exercise my option or SAR?

To exercise your option or SAR:

●	You must give notice of your exercise to us, in a form prescribed by the committee, or by complying with any alternative exercise procedures that may be authorized by the committee, specifying the number of shares of Common Stock you intend to purchase under your option or the number of shares of Common Stock for which you intend to exercise your SAR.
●	If you are exercising an option, you must also pay the total exercise price for the shares of Common Stock to be purchased. The total exercise price is equal to the number of shares you want to buy multiplied by the per share exercise price stated in your option agreement, including any applicable withholding or payroll taxes. The committee shall determine the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, previously-owned shares, withholding of shares, other awards or awards issued under other corporation plans, or other property (including notes or other contractual obligations to make payment on a deferred basis, such as through “cashless exercise” arrangements), any terms, conditions and limitations with respect to any such form of payment, and the methods by which shares will be delivered or deemed to be delivered to you.
20.	Are there rules regarding the number of shares for which I may exercise my option or SAR?

Options and SARs will become exercisable and expire at the times and on the terms established by the committee. Once your option or SAR becomes exercisable, you may exercise your option or SAR at any time, or several times, for all or only a portion of the shares of Common Stock covered by your option or SAR. If you decide to exercise your option or SAR, you do not have to exercise for the full number of shares of Common Stock subject to the option or SAR. Options and other awards may only be exercised or paid in whole shares of Common Stock.

21.	What are the restrictions on restricted stock awards and restricted stock unit awards under the Plan?

Restricted stock awards are shares of Common Stock that are awarded to you subject to the satisfaction of certain vesting conditions established by the committee. Until these conditions are satisfied (or, in other words, during the restriction period), your shares of restricted stock are subject to forfeiture and may not be sold, exchanged, transferred, assigned, or otherwise disposed of by you. If the conditions that apply to your restricted stock award are not satisfied, you will generally be required to forfeit your shares of restricted stock. Restricted stock units are similar to restricted stock awards, except that no shares are actually issued when the restricted stock units are granted.

Your award agreement describes the conditions that must be satisfied for your restricted stock or restricted stock unit to vest. These conditions may relate to your continued employment or service with us or our subsidiaries or to satisfaction of performance goals that the committee establishes.

Generally, an award of restricted stock or restricted stock units is subject to vesting either (1) in full at the expiration of a period of not less than three years from the date of grant or (2) proportionally over a vesting period of not less than three years from the date of grant. However, an award may vest earlier in cases of death, disability, or full or early retirement, on such terms as the committee may determine, or on a change of control, as described in the answer to Question 31. The committee is generally not permitted otherwise to accelerate the vesting of restricted stock or restricted stock units. However, the Plan permits the committee to make awards of special restricted stock or special restricted stock units that have vesting conditions other than those described above with respect to a limited aggregate amount specified in the Plan, as described in the answer to Question 11. Performance-based restricted stock and performance-based restricted stock units will generally be forfeited unless pre-established performance goals (as described in the answer to Question 27) specified by the committee are met. Generally, you will be required to provide continuous services to the corporation (or a subsidiary) for not less than one-year following the date of grant in order for any portion of an award to vest or be exercisable (other than in case of death, disability, a termination by the corporation (or a subsidiary) other than for “cause” or a change in control) as described in the answers to Questions 24 - 26.

During the restriction period, your shares of restricted stock will be registered in your name and deposited with an escrow agent designated by the committee. Your ownership of those shares will typically be evidenced by a book entry system.

22.	What happens when the restriction period on my restricted stock award or restricted stock unit award ends?

When the restriction period ends, most of the restrictions will no longer apply to your restricted stock, and you will receive a new stock certificate in your name representing the number of vested shares, or the number of vested shares will be credited to your brokerage account, subject to required tax withholding. After the restriction period has ended, shares of restricted stock may remain subject to transfer restrictions specified in your restricted stock award agreement and will be subject to the considerations described in the answer to Question 44 below. When the restriction period on your restricted stock unit award ends you will receive shares of Common Stock, a cash payment based on the value of Common Stock or a combination of shares and cash, subject to required tax withholding.

23.	Will I have the rights of a stockholder after I receive my award?

If you receive shares of restricted stock, you will generally have the rights of a stockholder during the restriction period, including the right to vote those shares. Unless the committee determines otherwise, cash dividends and other distributions paid or made on shares of restricted stock are accumulated and retained by the Corporation and will be paid to you at the time the related shares of vested stock are delivered to you. If you receive restricted stock units, you will have none of the rights of a stockholder unless and until shares are actually delivered to you.

However, you may receive dividend equivalents (as described in Question 8(f)) on your restricted stock units.

Prior to the issuance of any shares of Common Stock to you in accordance with the terms of your option, SAR, restricted stock unit, or performance award, you will not have any rights of a stockholder with respect to the shares of Common Stock covered by such award. For example, you will not receive any dividends that may be paid on the Common Stock covered by your option or SAR until you exercise your option or SAR and purchase or receive shares of Common Stock. Once you exercise your option or SAR, you will receive dividends, to the extent declared on the Common Stock, but only if you continue to own the shares purchased under your option or any shares issued upon exercise of your SAR and own them on the applicable dividend record date

24.	Is there a minimum vesting requirement?

Individuals who are granted awards will be required to continue to provide continuous services to the Corporation or our subsidiaries for not less than one-year following the date of grant in order for any portion of such award to vest or be exercisable (other than in case of death, disability, a termination by the Corporation or a subsidiary other than for cause or a change in control). Notwithstanding the foregoing, up to 5% of the available shares authorized for issuance under the Plan may provide for vesting of awards partially or in full in less than one year.

25.	What happens to my award if my employment or service terminates before I exercise or vest in my award?

Your award agreement explains what happens to your award if your employment or service as a director or consultant with us or our subsidiaries terminates. In general, if your employment or other service terminates, or if the vesting or performance conditions that apply to your award are not met, you must forfeit your options, SARs, restricted stock units or performance awards, including any shares of Common Stock subject to those awards, and you must forfeit your dividend equivalents and unvested shares of restricted stock. The effect on your award may depend on the circumstances of your termination and your length of service. If you do not exercise your option or SAR before it terminates or expires, it ceases to become exercisable as of such termination or expiration and will be forfeited. However, your award agreement or discretionary action of the committee may permit you to retain all or part of your award after your employment or service terminates depending upon the circumstances of the termination and subject to limitations contained in the Plan. The committee is generally not permitted to accelerate the vesting of restricted stock or restricted stock units, with limited exceptions.

26.	What if I take a leave of absence or transfer to a subsidiary?

A transfer of an employee from the Corporation to a subsidiary, or vice versa, or from one subsidiary to another, and a leave of absence, duly authorized in writing by the Corporation or a subsidiary, generally is not deemed a termination of such employee’s employment for purposes of the Plan or with respect to any award.

27.	What are the performance goals that may apply to awards under the Plan?

Your right to vest in or receive payment of performance awards, performance-based restricted stock or performance-based restricted stock units is conditioned on achievement of performance goals determined by the committee and described in your award agreement.

The committee will determine whether the performance goals that have been chosen for a particular performance-based award have been met. The committee may in its discretion adjust downwards but not upwards amounts payable under a performance-based award described above.

28.	Are my awards under the Plan transferable?

Generally speaking, you cannot assign or transfer awards that you receive under the Plan that are subject to any restriction, except by will or the laws of descent and distribution, or to your designated beneficiary or in accordance with a qualified domestic relations order. Your rights to any award may not be pledged, encumbered, or hypothecated to or in favor of any party, other than us or our subsidiary, and may not be subject to any liability of you to any party. The committee may allow you to transfer your award (other than an incentive stock option) for no consideration to an immediate family member or a related trust or similar entity or another transferee.

29.	Does the Plan, or receiving an award under the Plan, affect the terms of my employment with the corporation or its subsidiaries?

No. The Plan does not give you any right to be selected to receive an award under the Plan, or, if you do receive an award, to receive additional awards or to be treated uniformly with all other individuals who participate in the Plan. Furthermore, neither the Plan nor any award (a) gives you any right to continued employment or other service with us or any of our subsidiaries, or (b) interferes with our right or the rights of our subsidiaries to terminate your employment or other service at any time, or to increase or decrease your compensation.

Adjustments to Awards

30.	What happens if there is a change in the Common Stock, such as a stock dividend or stock split?

In the event a corporate event or transaction, such as a stock dividend, stock split, recapitalization, reorganization, merger, consolidation or spin-off, affects our Common Stock such that an adjustment is necessary to prevent dilution or enlargement of participants’ rights under the Plan, the committee will, in a manner it deems equitable, adjust (a) the number and kind of shares that can be issued under the Plan and outstanding awards, (b) the Plan’s limits on the number of shares that can be subject to awards as described in Question 11 and (c) the exercise price, base price or purchase price relating to awards (or make a cash payment for any outstanding award). In addition, the committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards under the Plan in recognition of unusual or nonrecurring events affecting the corporation or any subsidiary or their financial statements, or in response to changes in applicable laws, regulations, rules or accounting principles.

31.	What happens if the corporation is acquired by another company or otherwise experiences a change of control?

The Plan provides for potential acceleration of vesting or exercisability of awards, and other potential changes to awards, upon the occurrence of a change of control. The Plan defines a change of control of the corporation. Generally speaking, a change of control occurs in the following circumstances:

●	the acquisition of 20% or more of either the outstanding shares of Common Stock of the corporation or the combined voting power of then outstanding voting stock of the corporation, by any person, entity or group, other than acquisitions by Hess family members or Hess family-related entities;
●	the persons serving as directors of the corporation on the Plan’s effective date, and those replacements or additions subsequently approved by a majority vote of the Board of Directors, ceasing to make up at least a majority of the Board;
●	consummation of a merger, consolidation or reorganization in which the stockholders of the corporation prior to the merger own 51% or less of the surviving corporation; or
●	consummation of a complete liquidation or dissolution of the corporation or sale of all or substantially all of the assets of the corporation, other than to a corporation more than 51% of which is owned after such sale by stockholders of the corporation prior to the sale.

In the event of a change of control, but subject to any contrary law or rule or provision of an employment, change in control or similar agreement or an award agreement that is in effect under the Plan prior to the change of control, the committee may, in its discretion, provide:

●	that outstanding awards are cancelled for fair value (as determined in the sole discretion of the committee);

●	for the assumption or replacement of outstanding awards by purchaser or a successor entity in the change in control transaction;
●	that for a period of at least 20 days prior to the change in control, outstanding options or SARs, whether previously vested or not, will be exercisable as to all shares subject thereto and that any options or SARs not exercised prior to the consummation of the Change in Control will terminate;
●	that any outstanding shares of restricted stock become fully vested upon consummation of the change in control;
●	with respect to outstanding performance awards, performance-based restricted stock and performance-based restricted stock units, that such awards will be deemed earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control); or
●	with respect to outstanding performance awards, performance-based restricted stock and performance-based restricted stock units, that such awards be converted into time-vesting restricted stock or restricted stock unit awards with respect to a number of shares (or shares of any successor entity) determined based upon achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control).

Notwithstanding the foregoing, in the event that awards are not cancelled in connection a change in control, as provided above, unless otherwise determined by the committee (or unless otherwise set forth in an employment, change in control or similar agreement or an award agreement), if your employment is terminated by the corporation or its subsidiaries, or any successor entity thereto, without “cause” or on account of “good reason” (as such terms are defined in the plan) within two (2) years following a change in control, each award granted to you prior to such change in control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment.

32.	Are there circumstances in which I may be required to forfeit awards under the Plan?

The Plan authorizes the committee to provide for the forfeiture or recoupment of a participant’s awards in certain situations, such as the termination of the participant’s employment for cause or due to voluntary resignation, serious misconduct, violation of policies, breach of fiduciary duty, unauthorized disclosure of any trade secret or confidential information, breach of noncompetition, nonsolicitation, confidentiality or other restrictive covenants, or other activity that is in competition with the business of, or detrimental to the business, reputation or interests of the corporation and/or any subsidiary or otherwise specified in the award agreement. If we are required to prepare an accounting restatement (a) due to the corporation’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, if a participant knowingly or grossly negligently engaged in, or failed to prevent, that misconduct, or if a participant is one of the individuals subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the participant will be obligated to reimburse us the amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the Commission (whichever just occurred) of the relevant financial document, and (b) the committee may in its discretion provide that if the amount earned under any participant’s award is reduced by such restatement, that participant will reimburse us the amount of the reduction previously paid in settlement of that award.

In addition to the forfeiture and recoupment provisions of the Plan described above, we have adopted a compensation recoupment policy that provides that in the event that we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the United States securities laws, we have the right to recover from any of our current or former executive officers who received incentive based compensation (including stock options awarded as compensation) during the 3-year period preceding the date on which we are required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The policy also provides that the committee has full authority and discretion to administer the policy and all determinations of the committee are final and binding. Once final rules are released regarding clawback requirements under the Dodd-Frank Act, we intend to review our policy and, if necessary, amend such policy to comply with the new mandates.

Certain Significant United States Federal Tax Consequences of the Plan

The tax consequences of options and other awards granted under the Plan are based on complex tax laws, which may be subject to varying interpretations, and the application of these laws depends, in large part, on the surrounding facts and circumstances. This section provides a brief, general summary of certain significant United States Federal tax consequences of the Plan, under existing United States law. This summary is based upon the United States Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, as well as administrative and judicial interpretations of the Internal Revenue Code as in effect on the date of this prospectus. If these tax laws, or interpretations of those laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. This summary applies to individuals who participate in the Plan who are citizens or resident aliens (as defined in the Internal Revenue Code) of the United States whose tax home or abode (as defined in the Internal Revenue Code) is in the United States. United States citizens and resident aliens who work and live outside of the United States may be subject to certain special income tax treatment that may affect the applicability of this discussion. In addition, United States nonresident aliens generally are subject to certain special income tax treatment that will impact the applicability or nonapplicability of this discussion. This summary does not (1) consider state, local, or non-U.S. tax consequences (except as noted in the following paragraph), (2) discuss the effect of gift, estate, or inheritance taxes, except with respect to transferred options or SARs, or

(3) take into account the exclusion for foreign earned income or the foreign tax credit, or the effect of any tax treaty. Any of these tax considerations not discussed in this summary may be significant to you. In addition, this discussion does not apply to every specific transaction that may occur in connection with the Plan. Therefore, it is important that you consult with your own tax advisor before taking or not taking any action with respect to the Plan. References to “the corporation” or “we” or “us” in this summary of certain U.S. Federal tax consequences mean Hess Corporation or its subsidiaries or affiliates that employ or receive services from individuals participating in the Plan, as the case may be.

This summary does not discuss international tax issues. If you are employed or live outside of the United States, or if you are not a United States citizen, you may be subject to foreign taxes and it is possible that none of the topics covered in the following discussion are relevant to your particular circumstances. Accordingly, you are encouraged to seek tax advice from your own personal tax advisor to determine the tax consequences of participating in the Plan under the laws of the country in which you work.

33.	What are my withholding tax obligations?

Any amounts taxable upon (a) the exercise of options and SARs; (b) the lapse of restrictions applicable to restricted stock awards, or taxable earlier if you make an election under Internal Revenue Code Section 83(b), as described in the answers to Question 37; (c) your receipt of dividends with respect to non-vested restricted stock, if an Internal Revenue Code Section 83(b) election has not been made; or (d) payment of restricted stock units, performance awards or dividend equivalents or other amounts under the Plan are subject to withholding of applicable taxes. You must make arrangements satisfactory to us, including your payment in cash, to satisfy any tax withholding obligations that arise under applicable law with respect to an option or other award granted under the Plan. These taxes are payable when you first recognize the income associated with the option or other award as taxable income. If permitted by the committee, you may elect to have these tax obligations satisfied by (1) requesting that we withhold shares of Common Stock otherwise deliverable to you upon exercise of your option or other receipt of Common Stock under your award or (2) delivering to us shares of Common Stock that you already own. We may deduct required withholding taxes from amounts that are otherwise due to you.

34.	What are the tax consequences of options?
(a)	Am I taxed on my option when it is granted?

No. Stock options are taxable to you at the time of exercise. We are not entitled to a tax deduction when your option is granted.

(b)	How is the tax upon the exercise of a non-qualified stock option calculated?

Upon exercise of an option under the Plan that does not qualify as an incentive stock option under the Internal Revenue Code, which we sometimes refer to as a non-qualified stock option, you will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock acquired on the date you exercise the option over the total exercise price paid for those shares. The corporation is generally entitled to a corresponding ordinary income tax deduction at that time in the amount of ordinary income included on your tax return for the year of exercise. You are considered, for purposes of the corporation’s tax deduction, to have included such amount as ordinary income on your tax return if the corporation satisfies applicable Internal Revenue Service Form W-2 or 1099 tax reporting requirements with regard to such income on a timely basis.

(c)	What are the tax consequences if I sell shares of Common Stock that I purchased under my non-qualified stock option?

Your tax basis for shares of Common Stock received upon exercise of a non-qualified stock option, for purposes of determining gain or loss on a subsequent sale of those shares, is equal to the amount paid for those shares (the exercise price) plus the amount of income taxable upon such exercise (as described in the answer to Question 34(b)), i.e., the fair market value of the Common Stock on the exercise date. If you sell your shares of Common Stock, you generally will have a capital gain (or loss), depending on the difference between the sale price and your tax basis in the shares sold. Your holding period for those shares generally will commence on the date you exercise your non-qualified stock option and, accordingly, will not include the period during which you held your non-qualified stock option. Upon any disposition of your shares, your gain or loss will generally be capital gain or loss.

(d)	How is the tax upon the exercise of an incentive stock option calculated?

Your exercise of an incentive stock option, while you are employed by the corporation or within three months after termination of employment with the corporation, or twelve months in the case of termination of employment on account of disability, will not be treated as the receipt of taxable income by you and will not be a deductible item for the corporation. Your tax basis for shares acquired upon exercise of your incentive stock option will generally be equal to the amount you paid for those shares, i.e., the exercise price. However, the excess of the fair market value of the shares purchased upon exercise over the exercise price is an item of adjustment that must be taken into account in determining your alternative minimum tax. For alternative minimum tax purposes only, your tax basis in the shares of Common Stock purchased upon the exercise of an incentive stock option is increased by the amount of this excess. If you exercise your option within the time limits permitted by your option agreement and the Plan but more than three months after your employment with the corporation terminates, or more than twelve months in the case of termination due to disability, then that option will not be treated as an incentive stock option but will be taxed as a non-qualified stock option, as described in the answer to Question 34(b).

(e)	What are the tax consequences if I sell shares of Common Stock that I purchase under my incentive stock option after satisfying the required holding periods?

If you hold the shares of Common Stock purchased upon exercise of your incentive stock option for the two-year period from the date of grant of the incentive stock option and the one-year period beginning on the day after such exercise, and if you have been an employee of the corporation at all times from the grant date of the option to the day three months before exercise, or twelve months in the case of termination of employment on account of disability, then on a later sale or exchange of those shares you will recognize long-term capital gain or loss equal to the difference between the amount you realize upon the disposition and the exercise price you previously paid. The corporation will not be entitled to an income tax deduction with respect to that sale or exchange of your shares.

(f)	What are the tax consequences if I sell shares of Common Stock that I purchased under my incentive stock option before satisfying the required holding periods?

If you dispose of any shares of Common Stock acquired upon the exercise of an incentive stock option during the two-year period from the date of grant of the incentive stock option or the one- year period beginning on the day after exercise, you will generally be obligated to report as taxable ordinary income for the year in which the disposition occurs (1) the amount by which the fair market value of those shares on the date of exercise of the incentive stock option exceeded the exercise price, or (2) in the circumstances described in the next paragraph below, the excess of the amount you realize upon disposition of the shares over the exercise price that you previously paid, if less than the amount determined in (1). The corporation is entitled to an income tax deduction equal to the amount of this ordinary income that you include in your taxable income as a result of that disposition of shares. You will be considered, for purposes of the corporation’s entitlement to this tax deduction, to have included this amount as ordinary income in your tax return if the corporation satisfies applicable Internal Revenue Service Form W-2 or 1099 reporting requirements with respect to that income by the time the corporation files its tax return claiming the deduction. This ordinary income will increase your tax basis in the shares for the purpose of determining your gain or loss upon disposition of the shares. Any additional gain realized on the disposition will be capital gain.

If you dispose of shares of Common Stock previously purchased under an incentive stock option within either the two-year or one-year periods described in the preceding paragraph, and the disposition is a sale or exchange with respect to which a loss, if sustained, would be recognized by you, then the amount of ordinary income includible in your gross income, and the amount deductible by the corporation, will not exceed the excess, if any, of the amount realized on the sale or exchange over your tax basis in the shares.

(g)	What are the tax consequences of the sale by my estate of shares of Common Stock purchased upon exercise of my incentive stock option?

If an incentive stock option is exercised by the estate of a deceased incentive stock option holder, the two-year and one-year holding period requirements described in paragraph (e) above will not apply. Consequently, when the estate disposes of the shares acquired by exercise of the incentive stock option, it will not recognize any ordinary income, but it may recognize capital gain. The corporation will not be entitled to any income tax deduction under such circumstances.

(h)	What are the tax consequences of my use of previously-purchased Common Stock to exercise my option?

The preceding discussion relating to your basis and holding period of Common Stock purchased upon exercise of a non-qualified stock option or an incentive stock option assumes that you paid the exercise price in cash. If you exercise a non-qualified stock option or incentive stock option through the payment of previously owned shares of Common Stock or previously owned shares of Common Stock and cash, there are additional considerations.

If you use shares of Common Stock that you previously purchased under an incentive stock option in payment of the exercise price upon exercise of the same or another incentive stock option, and if you have not held those shares for the two-year and one-year holding periods described in paragraph (e) above, the excess of the fair market value of those shares at the time you previously acquired the shares over your cost basis for the shares will be taxed to you as ordinary income in the year of such disposition. However, the shares you receive in the exchange will be eligible for incentive stock option tax treatment if you hold those shares for the holding periods described in paragraph (e) above. Your tax basis for that number of shares you receive equal to the number of shares used in paying the exercise price of the incentive stock option will be the sum of your cost basis for the shares so paid plus the amount of ordinary income you realize, as described above. The cost basis for the extra shares that you receive will be equal to the amount of any cash paid to exercise the new incentive stock option. For purposes of a later sale of the shares received upon exercise of the new incentive stock option, the holding period of the shares to which the cost basis of the shares surrendered in payment of the exercise price of the new incentive stock option is allocated will include the holding period of the shares so paid, whereas the holding period of any additional shares that you receive upon exercise of the new incentive stock option will begin on the date you exercise the new incentive stock option.

If you use shares of Common Stock in payment of the exercise price upon exercise of an incentive stock option under circumstances not covered by the preceding paragraph, i.e., you have held the shares of Common Stock used to pay the exercise price for the required period of time under the two-year and one-year periods described in paragraph (e) above or you did not acquire those shares by a prior exercise of an incentive stock option, you will not recognize any gain or loss at the time of such exercise (however, the fair market value of the extra shares you receive upon such exercise will be an item of adjustment that must be taken into account in determining your alternative minimum tax), and the shares that you receive upon exercise of the incentive stock option will be eligible for incentive stock option tax treatment if you hold those shares for the requisite incentive stock option holding periods described in paragraph (e) above. Your tax basis for that number of shares that you receive equal to the number of shares used in paying the exercise price of the incentive stock option will be equal to your cost basis for the shares so paid. Your cost basis for any additional shares that you receive will be the amount of any cash that you pay upon exercise of the incentive stock option. For purposes of a later sale of the shares received upon exercise of the incentive stock option, the holding period of those shares to which the basis of the shares that you surrendered in payment of the exercise price of the incentive stock option is allocated will include the holding period of the shares so paid, whereas the holding period of any additional shares that you receive upon exercise of the incentive stock option will begin on the date you exercise the new incentive stock option.

If you use shares of Common Stock in full or part payment of the exercise price upon exercise of a non-qualified stock option, you will recognize no gain or loss with respect to the shares so used and an equivalent number of shares that you receive upon exercise of your non-qualified stock option will have the same cost basis and holding period as the shares used in payment of the exercise price. You will recognize as ordinary income the fair market value of the shares received in excess of the number of shares used to exercise the non-qualified stock option, less the amount of any cash that you pay in the transfer. The tax basis of the additional number of shares that you receive upon such exercise of the non-qualified stock option in excess of the number of shares surrendered in payment of the exercise price will equal the difference between the fair market value of the total number of shares you receive on the date of such exercise and the exercise price of the non-qualified stock option, plus the amount of any cash that you pay upon exercise of the option, i.e., the amount taxable to you plus any cash paid. Your holding period for such additional number of shares will begin on the date you exercise the non-qualified stock option.

35.	What are the tax consequences of receiving and exercising a stock appreciation right?

When you receive SARs, you generally will not recognize taxable income, and the corporation generally will not be entitled to a tax deduction. Upon exercise of a SAR, the amount of any cash you receive and the fair market value as of the exercise date of any shares of Common Stock you receive will be taxable to you as ordinary income and deductible by the corporation; however, to the extent that any property that you receive is not transferable and is subject to a substantial risk of forfeiture, the tax consequences to you and the corporation should be similar to the tax consequences of restricted stock awards, described in the answer to Question 37.

36.	What are the tax consequences of a gift of my options or SARs?

Under certain circumstances, you may be permitted to make gifts of non-qualified stock options or SARs you have received under the Plan to certain family members or family entities during your lifetime. If you make such a gift, you will be subject to Federal gift tax on the value of the option or SAR at the time the gift is considered to be complete for Federal gift tax purposes. Depending upon the relationship of the recipient to you, or his or her age, the gift may also be subject to the generation-skipping transfer tax when the gift is deemed to be complete. The Internal Revenue Service has taken the position that the gift of a stock option is not a completed gift until the option vests. To the extent that a completed gift has not occurred for Federal gift tax purposes as of the date of your death, the value of the option or SAR would be included in your gross estate for Federal estate tax purposes. Furthermore, the Internal Revenue Service has issued a ruling setting forth option valuation methodologies for these purposes. If you make a gift of your option or SAR, any exercise of such option or SAR by the recipient will generally be deemed to result in your receipt of taxable ordinary income (or if you are not then living, receipt of such income by your estate), with the tax consequences described above in this section as if you had exercised the option yourself. The recipient will have a tax basis in any shares of Common Stock purchased or received upon such exercise equal to its fair market value on the date of such exercise (consisting, in the case of an option, of the consideration paid by such recipient to exercise the option and the income taxed to you upon such exercise).

37.	What are the tax consequences of restricted stock awards?

You generally will not recognize any taxable income upon receipt of shares of restricted stock which are not transferable and are subject to a substantial risk of forfeiture. Any dividends that you receive with respect to restricted stock prior to the vesting of such stock will generally be taxable as compensation income. You generally will recognize compensation income at the first time such stock becomes transferable or no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares of Common Stock on the date the restrictions lapse.

However, pursuant to Section 83(b) of the Internal Revenue Code, you may elect to recognize compensation income when you receive an award of restricted stock based on the fair market value of the shares of Common Stock subject to the award on the date of that award. This election must be made by filing an appropriate form with the Internal Revenue Service within 30 days of the award date. At the time you file a Section 83(b) election with the Internal Revenue Service, you are required to deliver a copy of the Section 83(b) election to the corporation. If you make such an election, dividends paid with respect to such restricted stock will not be treated as compensation income, but rather as dividend income, and you will not recognize additional compensation income when the restrictions applicable to such restricted stock lapse.

If you dispose of any of the shares after the shares of Common Stock has vested, any amount received in excess of your basis in those shares (i.e., generally, the fair market value of the shares on the date the restricted stock vests, or the award date, if you have made a Section 83(b) election) generally will be treated as capital gain.

The corporation will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with your restricted stock award in the corporation’s taxable year in which the restricted stock vests (or at the time of a Section 83(b) election, if applicable), and the corporation will also be entitled to an income tax deduction for the dividends that are paid on restricted stock that has not yet vested if a Section 83(b) election has not been made with respect to that restricted stock. The corporation’s entitlement to a deduction under these circumstances assumes that you have included such income on your tax return for the applicable year or years. For purposes of the corporation’s deduction, you will be considered to have included such income on your tax return or returns if the corporation satisfies applicable Internal Revenue Service reporting requirements with respect to such income on a timely basis.

38.	What are the tax consequences of restricted stock units?

When you receive restricted stock units, you generally will not recognize taxable income, and the corporation generally will not be entitled to a tax deduction. The amount of any cash paid or the then-current fair market value of any shares of Common Stock received by you upon settlement of the restricted stock units will be immediately taxable to you as ordinary income and deductible by the corporation; however, to the extent that any property that you receive is not transferable and is subject to a substantial risk of forfeiture, the tax consequences to you and the corporation should be similar to the tax consequences of restricted stock awards, described in the answer to Question 37. Question 39 describes the tax consequences of any dividend equivalent payments you may receive in connection with your restricted stock units.

39.	What are the tax consequences of performance awards and dividend equivalent rights payable under the Plan?

When you receive a performance award or dividend equivalent right under the Plan, you generally will not recognize taxable income, and the corporation generally will not be entitled to a tax deduction. The amount of any cash or the fair market value of any other property that you receive in payment of your performance award or dividend equivalent rights payable under the Plan, generally is immediately taxable to you as ordinary income, and deductible by the corporation; however, to the extent that any property that you receive is not transferable and is subject to a substantial risk of forfeiture, the tax consequences to you and the corporation should be similar to the tax consequences of restricted stock awards, described in the answer to Question 37 above. If the award consists of unrestricted shares of Common Stock, you will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and the corporation will be entitled to a corresponding tax deduction.

40.	Is the foregoing summary of tax consequences affected by my status as a Section 16 “insider?”

Individuals participating in the Plan who are “insiders,” i.e., generally executive officers, directors and more than 10% stockholders, with respect to the corporation under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are generally subject to the “short-swing” profit liability provisions of that law. It is intended that transactions between the corporation and these insiders involving options and other awards based on Common Stock awarded under the Plan will be exempt from these short-swing profit liability rules. Each insider should consult with his or her own attorney in order to determine what impact, if any, these short-swing liability rules may have on the foregoing summary of tax consequences under each particular circumstance involving transactions in Common Stock (including any derivative securities based thereon).

41.	What is the effect on the corporation of the deduction limitations imposed by Section 162(m) of the Internal Revenue Code?

Under Section 162(m) of the Internal Revenue Code, the corporation may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to the corporation’s “covered employees”. Under current law, “covered employees” for any taxable year generally include anyone who was the corporation’s principal executive officer or principal financial officer at any time during such taxable year plus the corporation’s other three highest paid executive officers, other than the principal executive officer or principal financial officer, who are employed by the corporation on the last day of the corporation’s taxable year.

In addition, anyone who was a “covered employee” for any taxable year beginning on or after January 1, 2017 remains a “covered employee” for subsequent taxable years. Certain “performance-based compensation” to “covered employees”, the material terms of which are disclosed to and approved by the corporation’s stockholders, were not subject to this deduction limitation. However, the Tax Cuts and Jobs Act of 2017 repealed this performance-based compensation exception, provided that certain amounts payable pursuant to certain written binding contracts that were in effect on November 2, 2017, may still qualify for the performance- based compensation exception.

42.	How do the golden parachute payment provisions of the Internal Revenue Code affect the Plan?

Under certain circumstances, accelerated vesting, exercise or payment of awards under the Plan in connection with a “change of control” of the corporation might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the corporation would be denied a tax deduction for the excess parachute payment.

43.	How do the provisions of the Internal Revenue Code relating to nonqualified deferred compensation affect the Plan?

Section 409A of the Internal Revenue Code requires immediate taxation of, and imposes an additional 20% tax and interest on, nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “nonqualified deferred compensation” includes equity-based incentive programs, including some stock options, SARs and restricted stock unit programs. Generally speaking, Section 409A does not apply to incentive stock options, non-qualified stock options and SARs granted with a fair market value exercise or grant price, if no deferral is provided beyond exercise, and generally does not apply to restricted stock. Awards made under the Plan are intended to comply with the requirements of Section 409A to the extent the awards are not exempt from coverage under Section 409A. However, if the Plan fails to comply with Section 409A in operation, nonqualified deferred compensation awarded to you could become immediately taxable to you and subject to the additional taxes and interest. The corporation does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local or non-United States law.

Other Considerations

44.	Are shares of Common Stock that I can receive under the Plan registered?

The shares of Common Stock that you can receive under the Plan will be registered with the Commission. Consequently, they can be sold or transferred under Federal securities laws. However, shares of Common Stock received by “affiliates” of the corporation (as defined under Rule 405 under the Securities Act) will be “control securities” and will be subject to restrictions on resale set forth in Rule 144 under the Securities Act. For these purposes, “affiliates” are generally certain senior officers and directors of the corporation. Any certificate representing such shares may bear a legend indicating that the transfer of such shares is restricted. However, affiliates can resell shares acquired under the Plan pursuant to:

●	the applicable provisions of Rule 144, but without the need to comply with the holding period requirement thereof, or
●	any other applicable exemption from the registration requirements of the Securities Act, if one is available.

Under the Securities Act of 1933, as amended, an affiliate may not rely on this prospectus in connection with any reoffer or resale of shares of Common Stock acquired under the Plan.

45.	How long will the Plan remain in effect?

The Plan will remain in effect, unless earlier terminated by the Board of Directors, until all shares of Common Stock available under the Plan have been delivered, and all restrictions on those shares have lapsed. However, no awards may be granted under the Plan on or after June 7, 2027, ten years after the effective date of the Plan.

46.	Can the Plan be amended or terminated, or can outstanding awards be amended?

The Board of Directors may amend, suspend or terminate the Plan without the consent of stockholders or participants, except that any such amendment, suspension, or termination will be subject to the approval of our stockholders within one year after such Board action if:

●	an amendment:
(a)	increases the number of shares reserved for awards under the Plan (except as described in the answer to Question 30),
(b)	changes the class of participants eligible to receive awards under the Plan,
(c)	decreases the Plan’s minimum exercise price or base price requirements for options or SARs,
(d)	modifies or eliminates the Plan’s prohibitions on re-pricing or substituting outstanding awards,
(e)	materially increases the benefits to participants under the Plan; or
●	the Board determines that stockholder approval is required by any applicable law, regulation or stock exchange rule, or is otherwise for any reason advisable.

The committee may, unless expressly prohibited by the Plan, also waive any conditions or rights under, or amend, suspend, or terminate, any outstanding award and any related award agreement.

However, without the consent of an affected participant, no amendment, suspension, waiver, or termination of the Plan or any award may materially impair the previously accrued rights of any participant under his or her outstanding award, unless the Board of Directors or the committee determines that the action is required or advisable to comply with any law, rule or accounting standard, or is not reasonably likely to significantly diminish the benefits provided under the award.

The Plan prohibits the corporation from reducing the exercise price or base price of an outstanding stock option or SAR or replacing an outstanding stock option or SAR with a new option or SAR that has a lower exercise price or base price, or with any other type of new award or a cash payment, except in connection with a corporate transaction involving the corporation, or as described in the answer to Question 30, without first obtaining stockholder approval.

47.	How can I get more information about the corporation and its Common Stock?

Hess Corporation is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. You can inspect these reports, proxy statements and other information filed by the corporation at the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet worldwide website that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The address of that site is http://www.sec.gov.

The Common Stock is traded on the New York Stock Exchange under the symbol “HES”. You can find daily stock information in the stock exchange listings in the newspapers. You can get additional information about the Common Stock from any broker or on our internet website at: http://www.hess.com.

48.	Is the Plan subject to ERISA or qualified under Section 401 of the internal Revenue Code?

No. Because of the nature of the Plan, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. In addition, the Plan is not intended to be a qualified plan under Section 401(a) of the Internal Revenue Code.

49.	What else should I know?

Additional information about the Plan and the Plan’s administrators may be obtained from us at Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036, Attention: Corporate Secretary; telephone number: (212) 997-8500.

You will receive a copy of Hess Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including information specifically incorporated by reference into the Form 10-K from the Registrant’s Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Stockholders, filed with the Commission on April 23, 2021, unless you have already received a copy of it.

You may also obtain, without charge, copies of the documents listed below, which are incorporated by reference in this prospectus, upon written or oral request to the Corporate Secretary at the address provided above:

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;
•	The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 4, 2021, April 13, 2021 and June 3, 2021; and
•	The description of Hess Corporation’s Common Stock contained in the Registrant’s Registration Statement on Form S-3 (No. 333-253681) filed pursuant to the Securities Act on March 1, 2021, including any amendment or report subsequently filed for the purpose of updating such description.

We will provide, without charge, a copy of any other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act, upon written or oral request to the Corporate Secretary at the address provided above.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus, and before the filing of a post-effective amendment which indicates that all securities offered thereby have been sold or which deregisters all such securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date such documents are filed.

However, nothing in this prospectus will be deemed to incorporate information furnished but not filed with the Commission, including pursuant to Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information contained in this prospectus supersedes any statements concerning stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and dividend equivalents granted to the corporation’s employees that may be contained in documents that were sent to employees prior to the dissemination of this prospectus.

Prospectus

This document constitutes part of a prospectus covering securities that have been registered under the United States Securities Act of 1933, as amended.

(A prospectus is a legal document that describes the terms of a stock offering. You are encouraged to retain this prospectus for future reference.)

The date of this prospectus is May 3, 2012

Hess Corporation

2008 Long-Term Incentive Plan, As Amended

This prospectus covers 29,000,000 shares of the common stock, $1.00 par value per share, of Hess Corporation which may be issued from time to time to eligible persons who have received stock options or other awards granted under the terms of the Hess Corporation 2008 Long-Term Incentive Plan, As Amended. These shares have been registered under the Securities Act of 1933 pursuant to a registration statement on Form S-8.

This prospectus and all references to "you" and "your" apply only to our directors, employees and consultants who are eligible to participate in the plan and who receive awards under the plan. This prospectus is being provided to all participants in the plan.

This prospectus summarizes the material provisions of the plan. Because this prospectus is a summary, it does not contain all of the information that may be important to you. A copy of the plan is being distributed with this prospectus. You should read the plan and your award agreement for a full statement of all of the terms and conditions governing your award under the plan. If the information in this prospectus differs from the provisions of the plan, you should rely on the provisions of the plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered by this prospectus or have determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933

To:	Holders of Options Previously Granted under the Hess Corporation 2017 Long-Term Incentive Plan and/or the Hess Corporation Amended and Restated 2008 Long-Term Incentive Plan, as applicable
Date:	July 18, 2025
Re:	Conversion of Outstanding Options as a Result of the Completion of the Merger of Hess Corporation and Chevron Corporation

Conversion of Outstanding Options

On October 22, 2023, Hess Corporation (“Hess”), Chevron Corporation (“Chevron” or the “Company”) and Yankee Merger Sub, Inc., a direct, wholly owned subsidiary of Chevron, entered into the Agreement and Plan of Merger (the “Merger Agreement” and such transaction, the “Merger”). As you know, the Merger was completed on July 18, 2025. At the effective time of the Merger, each outstanding share of Hess common stock, par value $1.00 per share (each, a “Hess Share”) was converted into the right to receive 1.025 validly issued, fully paid and non-assessable shares of Chevron common stock, par value $0.75 per share.

In connection with the Merger, all then-outstanding awards of nonqualified stock options (“Options”) granted under Hess Corporation’s 2017 Long-Term Incentive Plan or Hess Corporation’s Amended and Restated 2008 Long-Term Incentive Plan (in each case, as amended or restated from time to time, collectively, the “Plans”) in respect of Hess Shares (a “Hess Original Award”) have been adjusted and converted into corresponding awards (each, a “Chevron Conversion Award”) in respect of shares of Chevron common stock, par value $0.75 per share (“Chevron Shares”).

The number of Chevron Shares subject to such resulting options to purchase Chevron Shares was determined by multiplying the number of Hess Shares subject to the Options by 1.025, rounded down to the nearest whole number. Similarly, the exercise price of the Options converted into options to purchase Chevron Shares was adjusted by dividing the original exercise price by 1.025, rounded up to the nearest one hundredth of a cent. Except for the adjustments described above, the Merger did not change the terms and conditions of your outstanding awards. Each Chevron Conversion Award will remain subject to the same vesting and acceleration of vesting terms and conditions as were applicable to the corresponding Hess Original Award prior to the Merger. Your awards continue to be governed by the applicable Plan.

The obligations under the Plans and the award agreements issued thereunder with respect to each Chevron Conversion Award have been assumed by Chevron effective as of the closing of the Merger.

If you have any questions about your Chevron Conversion Awards, please contact:

Chevron Stock Administration

Chevron Corporation

1400 Smith Street,

Houston, Texas 77002-7327

(832) 854-1000

Other Information About the Plans

The Plans are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and they are not a “qualified” plan under Section 401(a) of the Code.

The documents that were previously delivered to you that were a part of the prospectus relating to Hess Corporation’s 2017 Long-Term Incentive Plan or Hess Corporation’s Amended and Restated 2008 Long-Term Incentive Plan contain important information about the Plans. Information that describes Hess or Hess Shares or relates to the incorporation of Hess’ filings with the U.S. Securities and Exchange Commission (the “SEC”) is superseded by the information below. In addition, except where the context clearly requires otherwise, references in the Plan to Hess or the board of directors of Hess or any committee thereof will be deemed to refer to Chevron, the board of directors of Chevron or any committee thereof, as applicable. Following the closing of the Merger, the Plans will be amended to provide that they will be administered by the Vice President, Chief Human Resources Officer of Chevron or his or her designee.

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Please note that any discussion of U.S. Federal income tax consequences in the documents simultaneously delivered to you reflects the law in effect as of the dates of such documents. Since that time, there have been changes in the tax laws. You should seek advice, based on your particular circumstances, from an independent tax advisor about the consequences of exercising options and disposing of Chevron Shares acquired upon any vesting, settlement or exercise of Restricted Stock, RSUs and Options.

About Chevron Shares

Chevron has registered Chevron Shares with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for issuance under the Plans.

The prospectus of which this document is a part (the “Prospectus”) may be used only in connection with offers and sales by Chevron of Chevron Shares under the Plans and may not be used by a participant for reoffers or resales of Chevron Shares.

Information about Chevron

Chevron is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). To comply with the Exchange Act, Chevron files reports, proxy statements and other information with the SEC.

Chevron has filed the following documents with the SEC. They are incorporated in this document by reference:

1.	Chevron’s Annual Report on Form 10-K for the year ended December 31, 2024;
2.	The information contained in Chevron’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 9, 2025 and incorporated into Part III of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2024;
3.	Chevron’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;
4.	Chevron’s Current Reports on Form 8-K filed on January 31, 2025, February 26, 2025, March 17, 2025 and May 30, 2025 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and
5.	The description of the Chevron common stock contained in Exhibit 4.5 to the Annual Report on Form 10-K filed with the Commission on February 24, 2025 (which updates and supersedes the description in Chevron’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the Commission for the purpose of updating this description. All documents filed by Chevron pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any supplement to this Prospectus or any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

You can obtain copies of the above documents (not including exhibits unless specifically incorporated into such documents) without charge upon written or oral request to:

Chevron Corporation

Attn: Corporate Secretary and Chief Governance Officer

1400 Smith Street,

Houston, Texas 77002-7327

(832) 854-1000

In addition, Chevron will provide, or cause to be provided, without charge, upon written or oral request at the address or phone number provided above, to all such persons who do not otherwise receive such materials, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

Chevron Shares delivered upon vesting, settlement or exercise of Restricted Stock, RSUs and Options under the Plans may be newly issued shares or shares acquired in the market and otherwise (treasury shares). No fees, commissions or other charges will be payable to Chevron other than any applicable withholding tax.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following statement sets forth the estimated amounts of expenses, other than underwriting discounts and commissions, to be borne by us in connection with the offerings described in this registration statement:

U.S. Securities and Exchange Commission Registration Fee	$1,150.51
Trustee’s Fees	n/a
Printing and Engraving Expenses	35,000
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	40,000
Miscellaneous Expenses	5,000

Total Expenses	$106,150.51

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation provides that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

Both Article VIII of Chevron’s certificate of incorporation, as amended and restated (“Chevron’s certificate of incorporation”) and Article VIII of Chevron’s by-laws, as amended (“Chevron’s By-Laws” and, together with Chevron’s certificate of incorporation, “Chevron’s organizational documents”) provide for indemnification of its directors, officers, employees and other agents and any person serving or having served, at the request of the corporation, as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan (“corporate servant” or “indemnified person”). Chevron’s organizational documents provide that, to the fullest extent permitted by the DGCL and without limiting any rights of indemnified persons, Chevron shall indemnify any corporate servant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (“proceedings”), by reason of the fact that the person is or was a corporate servant against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the corporate servant. Chevron’s certificate of incorporation provides that Chevron’s board of directors is authorized, to the extent permitted by the DGCL, to cause the corporation to pay expenses incurred by corporate servants in defending proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of Article VIII of the certificate of incorporation or otherwise. Chevron’s By-Laws provide that Chevron shall pay expenses (including attorney’s fees) by an indemnified person who is a current or former director, officer or employee of Chevron in defending any such proceeding in advance of its final disposition; provided, however, that the advancement of expenses shall be made only upon delivery of an undertaking to Chevron, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under Chevron’s By-laws or otherwise. All of the above rights are not exclusive of any other right to which any indemnified person may otherwise be entitled.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such a provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under § 174 of the DGCL regarding liability for unlawful dividends or stock repurchases and redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. Chevron’s certificate of incorporation provides for such limitation of liability in the case of Chevron directors, and limits the liability of Chevron officers in circumstances similar to, but more limited than, those applicable to Chevron directors.

The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses not indemnifiable by Chevron Corporation in connection with the defense of actions, suits or proceedings, and certain liabilities not indemnifiable by Chevron Corporation that might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers.

ITEM 16.	EXHIBITS.

4.1	Restated Certificate of Incorporation of Chevron Corporation, dated May 28, 2025, filed as Exhibit 3.1 to Chevron Corporation’s Current Report on Form 8-K filed May 30, 2025, and incorporated herein by reference.

4.2	By-Laws of Chevron Corporation, as amended and restated December 4, 2024, filed as Exhibit 3.2 to Chevron Corporation’s Current Report on Form 8-K filed December 10, 2024, and incorporated herein by reference.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality of Chevron common stock being registered.

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Chevron Corporation.

24.1*	Powers of Attorney for directors and certain officers of Chevron Corporation, authorizing, among other things, the signing of a registration statement on their behalf.

99.1	Hess Corporation 2017 Long-Term Incentive Plan, filed as Exhibit 10.1 to Hess Corporation’s Current Report on Form 8-K filed June 13, 2017, and incorporated herein by reference.

99.2	Amendment No. 1 to Hess Corporation 2017 Long-Term Incentive Plan, filed as Exhibit 10.1 to Hess Corporation’s Current Report on Form 8-K filed June 3, 2021, and incorporated herein by reference.

99.3	Hess Corporation Amended and Restated 2008 Long-Term Incentive Plan, filed as Exhibit 10.1 to Hess Corporation’s Current Report on Form 8-K filed May 12, 2015, and incorporated herein by reference.

107*	Filing Fee Table.

* Filed herewith

ITEM 17.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, notwithstanding the foregoing, that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, including any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 18, 2025.

CHEVRON CORPORATION

By:	/s/ MICHAEL K. WIRTH
Name:	Michael K. Wirth
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on July 18, 2025.

Principal Executive Officer (and Director)	Directors

/s/ MICHAEL K. WIRTH	WANDA M. AUSTIN*
Michael K. Wirth Chairman of the Board and Chief Executive Officer	Wanda M. Austin
JOHN B. FRANK* John B. Frank
Principal Financial Officer

/s/ EIMEAR P. BONNER	ALICE P. GAST*
Eimear P. Bonner Vice President and Chief Financial Officer	Alice P. Gast
ENRIQUE HERNANDEZ, JR.* Enrique Hernandez, Jr.
Principal Accounting Officer

/s/ ALANA K. KNOWLES	MARILLYN A. HEWSON*
Alana K. Knowles Vice President and Controller	Marillyn A. Hewson

JON M. HUNTSMAN JR.* Jon M. Huntsman Jr.

CHARLES W. MOORMAN* Charles W. Moorman

DAMBISA F. MOYO* Dambisa F. Moyo

DEBRA REED-KLAGES* Debra Reed-Klages

D. JAMES UMPLEBY III* D. James Umpleby III

*By /s/ MARY A. FRANCIS Mary A. Francis Attorney-In-Fact	CYNTHIA J. WARNER* Cynthia J. Warner